Exhibit 99.1

Intellect Neurosciences, Inc. Validates Pivotal European Patent for Alzheimer's Monoclonal Antibody Platform

Follows Option and Royalty-Bearing License Agreements with Top Tier Global Pharmaceutical Companies NEW YORK, Nov. 11 /PRNewswire-FirstCall/ -- Intellect Neurosciences, Inc. (OTC Bulletin Board: ILNS - News), a biopharmaceutical company focused on development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer's disease (AD), announced today that it has completed validation of its European patent related to antibodies and methods of treatment for Alzheimer's disease in Germany, France, United Kingdom and the Netherlands. Validation of the patent is currently underway in other European countries. The patent also has been granted in countries outside of Europe and is pending in the United States. More than six million Europeans are affected by the disease.

Intellect received a milestone payment following grant of the patent in Europe under the non-exclusive license it has granted to Wyeth (NYSE: WYE - News) and Elan Pharma International Ltd and may be entitled to additional payments, including royalties based on potential future sales of Bapineuzumab and other products, if such products are commercialized in countries where Intellect's patents remain in force. Recently, Intellect granted an option to another top tier global pharmaceutical company to license the patents and pending applications.

Dr. Daniel Chain, Intellect's Chairman and CEO and inventor of the licensed patents and patent applications, commented: "The validation of the European patent on a country-by-country basis is an important step to obtain maximum financial rewards under our agreements with major pharmaceutical companies that have products in advanced clinical development for the treatment of Alzheimer's disease and other related disorders.

About Intellect's Immunotherapy Platforms for Alzheimer's disease

Intellect's immunotherapy platforms aim to prevent the accumulation of aggregated beta amyloid protein fragments in the brain that are thought to be the root cause of Alzheimer's disease. In healthy people, beta amyloid does not aggregate, but in Alzheimer's patients it clumps first to form long fibrils, like tentacles, that eventually deposit on the surface of nerve cells as a spaghetti-like protein mass called amyloid plaques. The beta amyloid fragments are generated as a product of metabolism from the much larger Amyloid Precursor Protein, which is present in most tissues in the body and implicated in numerous important physiological functions. Intellect's immunotherapy approach for Alzheimer's disease involves making an antibody molecule available to bind to the beta-amyloid toxin, thus promoting its clearance away from sites of damage to the brain. This therapeutic outcome can be potentially achieved either by administering an externally generated monoclonal antibody (passive immunization) or by provoking the patient's immune system to generate such an antibody (active immunization). Both approaches have the potential to slow or arrest disease progression, provided that key safety issues are addressed. Of particular importance, is the need to avoid interfering with the physiological roles of the Amyloid Precursor Protein. Intellect has incorporated proprietary safety features into its ANTISENILIN® monoclonal antibody and RECALL-VAXTM technology platforms for both passive and active immunization, respectively, to minimize the potential for adverse side-effects by generating antibodies that bind only the toxic beta amyloid and not the Amyloid Precursor Protein. These features and supporting patent position provide the Company with a strong competitive advantage in this field.

About Alzheimer's disease

Alzheimer's disease, the most common form of dementia, is characterized by progressive loss of memory and cognition, ultimately leading to complete debilitation and death. A hallmark feature of Alzheimer's pathology is the presence of insoluble protein deposits known as beta-amyloid on the surface of nerve cells, which results from the accumulation of soluble beta-amyloid in the brain. The effects of the disease are devastating to the patients as well as the caregivers, with significant associated health care costs. It is estimated that there are more than 5 million Americans and about 30 million people suffering from Alzheimer's disease world wide with the number expected to increases dramatically as the global population ages. Currently marketed drugs transiently affect some of the symptoms of the disease, but there are no drugs on the market today that slow or arrest the progression of the disease. These symptomatic drugs are projected to generate more than $6 billion in sales by 2010, indicating both the size of the market and the demand for effective treatment beyond symptomatic improvements.

About Intellect Neurosciences, Inc.

Intellect Neurosciences, Inc. is a biopharmaceutical company engaged in the discovery and development of disease-modifying therapeutic agents for the treatment and prevention of AD and other disorders. The Company has a broad proprietary immunotherapy platform for both passive and active immunization against AD. Also, Intellect has completed Phase I clinical trials for OXIGON(TM), which has the potential to be used as a treatment for AD and other serious disorders.

For additional information, please visit http://www.intellectns.com

Safe Harbor Statement Regarding Forward-Looking Statements

The statements in this release and oral statements made by representatives of Intellect relating to matters that are not historical facts (including without limitation those regarding future performance or financial results, the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Intellect's product candidates and the sufficiency of Intellect's cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that actual performance or results could materially differ, that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, or Intellect's ability to fund such efforts with or without partners. Intellect undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly any forward-looking statements should be read in conjunction with the additional risks and uncertainties detailed in Intellect's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in Intellect's Annual Report on Form 10-KSB/A (file no. 333-128226) filed on November 7, 2008.

Source: Intellect Neurosciences, Inc.